Exhibit 99.2

MOHEGAN TRIBAL GAMING AUTHORITY

ANNOUNCES FIRST QUARTER FISCAL YEAR 2005 OPERATING RESULTS

Uncasville, Connecticut, February 8, 2005 – The Mohegan Tribal Gaming Authority, or the Authority, the operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, announced today its operating results for the quarter ended December 31, 2004.

Results and significant events for the quarter ended December 31, 2004 were as follows:

•	Record first quarter gaming revenues of $288.2 million, a 5.2% increase over the corresponding period in the prior year

•	Gross slot revenues of $208.3 million, a 3.6% increase over the corresponding period in the prior year

•	Table games revenues of $84.1 million, a 10.4% increase over the corresponding period in the prior year

•	Non-gaming revenues of $61.1 million, a 1.0% increase over the corresponding period in the prior year

•	Income from operations of $60.4 million, a 15.0% increase over the corresponding period in the prior year

•	Net income of $34.2 million, a 31.1% increase over the corresponding period in the prior year

•	Adjusted EBITDA, a non-GAAP measure more fully described below, of $81.8 million, a 7.7% increase over the corresponding period in the prior year

•	Amended the Authority’s bank credit facility to increase total loan commitment from $382.7 million to $600.0 million, comprised of a $450.0 million revolving loan and a $150.0 million term loan

•	Entered into an agreement to purchase the Pocono Downs standardbred harness racing facility and five off-track wagering facilities in Pennsylvania for $280.0 million, which closed on January 25, 2005

•	Entered into a management agreement with the Menominee Indian Tribe of Wisconsin to manage, operate and maintain their planned casino and destination resort in Kenosha, Wisconsin

First Quarter Operating Results

Commenting on the quarter, Mark F. Brown, Chairman of the Mohegan Tribal Gaming Authorities Management Board said, “We are delighted with the results which clearly demonstrate our strength in the gaming market.”

Net revenues for the quarter ended December 31, 2004 increased by $12.3 million, or 4.0%, to $319.3 million from $307.0 million for the same period in the prior year. This increase is primarily the result of the continued growth in gaming revenues, particularly table games and slot revenues.

Gaming revenues for the quarter ended December 31, 2004 increased by $14.1 million, or 5.2%, to $288.2 million from $274.1 million for the same period in the prior year. This increase is due primarily to growth in table games and slot revenues.

William J. Velardo, Chief Executive Officer of the Authority, stated, “I am pleased with our first quarter results. This is the direct result of the contributions made by our 9,500 employees.”

Gross slot revenues, which the Authority also refers to as gross slot win, for the quarter ended December 31, 2004 increased by $7.2 million, or 3.6%, to $208.3 million from $201.1 million for the same period in the prior year. The State of Connecticut reported slot revenues of $401.2 million and $387.1 million for the quarters ended December 31, 2004 and 2003, respectively, representing an increase of 3.6%. Gross slot hold percentage, or gross slot revenues divided by slot handle, for the quarter ended December 31, 2004 was 8.1% compared to 8.2% for the same period in the prior year. Slot handle for the quarter ended December 31, 2004 increased by $101.8 million, or 4.1%, to $2.56 billion from $2.46 billion for the same period in the prior year. Gross slot win per unit per day was $363 and $356 for the quarters ending December 31, 2004 and 2003, respectively.

Table games revenues for the quarter ended December 31, 2004 increased by $7.9 million, or 10.4%, to $84.1 million from $76.2 million for the same period in the prior year. Table games hold percentage, or table games revenues divided by table games drop, was 16.4% for the quarter ended December 31, 2004 compared to 15.7% for the same period in the prior year. Table games hold percentage is relatively predictable over long periods of time, but can fluctuate significantly over shorter periods. Table games revenue per unit per day was $3,153 and $3,038 for the quarters ending December 31, 2004 and 2003, respectively.

Non-gaming revenues for the quarter ended December 31, 2004 increased by $600,000, or 1.0%, to $61.1 million from $60.5 million for the same period in the prior year. Retail, entertainment and other revenues increased by $1.7 million, or 6.9%, to $26.7 million for the quarter ended December 31, 2004 from $25.0 million for the same period in the prior year. Hotel revenues decreased $1.0 million, or 7.5%, to $11.9 million in the quarter ended December 31, 2004 from $12.9 million in the same period of the prior year. The average daily room rate, or ADR, was $120 with an occupancy rate of 87.1% for the quarter ended December 31, 2004 compared to an ADR of $133 and an occupancy rate of 86.3% for the same period in the prior year. The lower ADR in the quarter ended December 31, 2004 was primarily the result of a 12% decrease in ADR for rooms utilized by our Players Club members. Revenue per Available Room, or REVPAR, was $105 for the quarter ended December 31, 2004 compared to $114 for the same period in the prior year.

“We are extremely pleased with the results for the first quarter, particularly with the way our team was able to manage the business and deliver to the bottom line,” said Mitchell Grossinger Etess, President and Chief Executive Officer of Mohegan Sun.

Income from operations for the quarter ended December 31, 2004 increased by $7.9 million, or 15.0%, to $60.4 million from $52.5 million for the quarter ended December 31, 2003. The increase is principally attributable to the increase in net revenues, offset by increases in operating costs and expenses of 1.7%.

Net income for the quarter ended December 31, 2004 increased by $8.1 million, or 31.1%, to $34.2 million from $26.1 million for the same period in the prior year. The increase in net income is primarily due to the increase in income from operations. Interest expense totaled $19.2 million for the quarter ended December 31, 2004 compared to $19.0 million for the same period in the prior year. The weighted average outstanding debt was $1.05 billion for the quarter ended December 31, 2004 and $1.12 billion for the quarter ended December 31, 2003. The weighted average interest rate was 7.3% for the quarter ended December 31, 2004 compared to 6.8% for the same period in the prior year.

Adjusted EBITDA

Adjusted EBITDA for the quarter ended December 31, 2004 increased by $5.8 million, or 7.7%, to $81.8 million compared to $76.0 million for the same period in the prior year. The Authority achieved a 25.6% Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net revenues) for the quarter ended December 31, 2004 compared to a 24.7% Adjusted EBITDA margin for the same period in the prior year.

The increase in the Adjusted EBITDA margin was principally attributable to an improved table games hold percentage and improved entertainment results due to a favorable change in the mix of events held at the Mohegan Sun Arena compared to the prior period, as well as lower medical group insurance costs. The increase in margin was partially offset by an increase in patron marketing expenses, the increase in redemption of promotional gift cards at tenant retail outlets and increased administrative costs related to compliance with the Sarbanes-Oxley Act.

“We were pleased with the improvements in our Adjusted EBITDA margin,” said Jeffrey E. Hartmann, Executive Vice President and Chief Operating Officer of Mohegan Sun. “We have made substantial progress in our margins over the past year.”

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. The Authority has historically evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release represents earnings before interest, income taxes, depreciation and amortization, accretion of discount to the relinquishment liability and reassessment of the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement, loss on early extinguishment of debt, write-off of debt issuance costs and other non-operating income and expense.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliation to net income, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry because Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors and others in the casino and hospitality industry.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other casino and hospitality companies and therefore comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization, interest expense and the accretion of discount to the relinquishment liability as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of depreciation and amortization, interest expense, accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA both in its reconciliation to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure. A reconciliation of Adjusted EBITDA to net income is included in the selected financial information that accompanies this press release.

Liquidity, Capital Resources and Capital Spending

As of December 31, 2004, the Authority held cash and cash equivalents of $82.8 million, an increase of $22.0 million from $60.8 million as of September 30, 2004.

As of December 31, 2004, $171.4 million was outstanding under the Authority’s recently amended $600.0 million bank credit facility, which consists of a $150.0 million term loan, of which $136.4 million was outstanding, and a $450.0 million revolving loan, of which $35.0 million was outstanding. Excluding limitations under the Authorities $25 million line of credit, the Authority had $414.7 million available for borrowing under the bank credit facility as of December 31, 2004. Total debt as of December 31, 2004 was approximately $1.03 billion.

“The casino operating results for the first quarter of this fiscal year are extremely strong. The management team and the employees of Mohegan Sun are to be commended for their outstanding efforts. Our success provides the resources necessary to continue to pay down debt and support the Tribe,” said Leo M. Chupaska, Chief Financial Officer of the Authority.

Distributions to the Mohegan Tribe of Indians of Connecticut (the “Tribe”) totaled $16.4 million for the quarter ended December 31, 2004. Distributions to the Tribe are anticipated to total $67.5 million for fiscal year 2005.

Capital expenditures totaled $7.4 million for the quarter ended December 31, 2004 versus $11.9 million for the same period in the prior year. Capital expenditures at Mohegan Sun are anticipated to be between $45.0 million and $55.0 million for the 2005 fiscal year, comprised primarily of anticipated maintenance capital expenditures. Planned expenditures for the recently acquired Pocono Downs racetrack site are described below.

Management believes that existing cash balances, financing arrangements and operating cash flows will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments, foreseeable capital expenditure requirements with respect to current operations and distributions to the Tribe for at least the next twelve months. Future investments in Pocono Downs related to the payment of a one-time slot machine license fee and the development of a slot machine facility at the racetrack will be funded through the recently amended bank credit facility and other financing sources.

Other Business Developments

On January 25, 2005, the Authority and its wholly-owned subsidiary, Mohegan Commercial Ventures PA, LLC, completed their acquisition of all the partnership interests in the entities owning Pocono Downs, a standardbred harness racing facility located on approximately 400 acres in Wilkes-Barre, Pennsylvania as well as five Pennsylvania off-track wagering (OTW) operations located in Carbondale, East Stroudsburg, Erie, Hazleton and Lehigh Valley (Allentown). The Lehigh Valley (Allentown) OTW is a 28,000 square-foot facility and is the largest OTW in the state of Pennsylvania.

With the closing of the transaction, the Authority has the right to apply for a Category One slot machine license under Pennsylvania’s Race Horse Development and Gaming Act of 2004. If the license is approved, the Act initially permits the installation and operation of up to 3,000 slot machines at the Pocono Downs property. Upon receipt of a Category One license, the Authority plans to develop a new slot machine facility at the Pocono Downs site, which it anticipates will open in 2006. Upon completion, the Authority anticipates that the new facility will also include restaurants, lounges and a small entertainment venue. The Authority also anticipates that it will spend up to $175 million on the construction, furnishing and equipping of the new facility, in addition to paying a one-time $50 million fee to the Commonwealth of Pennsylvania upon receipt of the Category One license.

The Authority paid $280 million for the Pocono Downs entities before closing adjustments and other costs. The purchase price was funded through draws on the Authority’s bank credit facility. In accordance with the terms of the acquisition agreement, the Authority has retained certain post-closing termination rights in the event of certain materially adverse legislative or regulatory events.

“The Pocono Downs acquisition is the first commercial gaming venture of the Tribe. We are excited about our entrance into the Pennsylvania market and look forward to the development of the facility,” said Mark F. Brown, Chairman of the Authority’s Management Board.

Conference Call Detail

The Authority will host a conference call and simultaneous webcast regarding its first quarter 2005 operating results on Tuesday, February 8, 2005 at 2:00 p.m. (Eastern Standard Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107 (international)

Conference ID: 3500253

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the company’s website at www.mohegansun.com, in the “About Mohegan Sun/Investor Relations/Online Presentations” section. A replay of the call and related information will be made available at the same location on the company’s website for thirty days subsequent to the call.

Interested parties may also listen to a taped replay of the entire conference call commencing at approximately 3:00 p.m. (Eastern Standard Time) on Tuesday, February 8, 2004. This replay will run through February 22, 2005.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (international)

Conference ID: 3500253

A transcript will be available on the Authority’s website for a period of one year following the conference call.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and operate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation and Pocono Downs, a harness racetrack located in Wilkes-Barre, Pennsylvania. The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 350-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization of expanded gaming in Connecticut, New York, Massachusetts, Maine and Rhode Island), changes in interest rates, dependence on existing management, leverage and debt service, regional, domestic or global economic conditions, changes in federal tax laws or the administration of such laws, changes in gaming laws or regulation and the availability of financing for development and operations. Additional information concerning potential factors that could affect the Authority’s financial results is included in the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, as well as the Authority’s other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2004	September 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$82,820	$60,794
Receivables, net	13,791	13,178
Due from Tribe	—	52
Inventories	15,501	15,181
Other current assets	12,531	9,185

Total current assets	124,643	98,390

Non-current assets:
Property and equipment, net	1,313,916	1,328,132
Trademark and other intangible assets, net	127,379	127,550
Notes receivable from affiliate, net	3,969	2,760
Other assets, net	37,340	22,873

Total assets	$1,607,247	$1,579,705

LIABILITIES AND CAPITAL
Current liabilities:
Current portion of long-term debt	$17,645	$23,272
Current portion of relinquishment liability	97,376	88,530
Trade payables	25,006	25,710
Due to Tribe	149	—
Accrued interest payable	23,521	18,504
Other current liabilities	103,901	96,142

Total current liabilities	267,598	252,158

Non-current liabilities:
Long-term debt, net of current portion	1,008,603	1,003,051
Relinquishment liability, net of current portion	372,348	383,493
Other long-term liabilities	194	197

Total liabilities	1,648,743	1,638,899

Minority interest	1,744	1,845

Capital:
Retained deficit	(43,240)	(61,039)

Total capital	(43,240)	(61,039)

Total liabilities and capital	$1,607,247	$1,579,705

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Quarters Ended
	December 31, 2004	December 31, 2003
Revenues:
Gaming	$288,197	$274,066
Food and beverage	22,429	22,574
Hotel	11,937	12,906
Retail, entertainment and other	26,696	24,974

Gross revenues	349,259	334,520
Less—Promotional allowances	(29,926)	(27,470)

Net revenues	319,333	307,050

Operating costs and expenses:
Gaming	167,546	160,021
Food and beverage	11,359	10,733
Hotel	3,931	3,707
Retail, entertainment and other	7,692	12,486
Advertising, general and administrative	46,820	43,953
Corporate development	289	183
Depreciation and amortization	21,256	23,427

Total operating costs and expenses	258,893	254,510

Income from operations	60,440	52,540

Other income (expense):
Accretion of discount to the relinquishment liability	(6,867)	(7,485)
Interest income	103	34
Interest expense	(19,170)	(19,001)
Other income (expense), net	(374)	21

Total other expense	(26,308)	(26,431)

Income before minority interest	34,132	26,109
Minority interest	101	—

Net income	$34,233	$26,109

MOHEGAN TRIBAL GAMING AUTHORITY

SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	For the Quarters Ended
	December 31, 2004	December 31, 2003
Operating Results:
Gross revenues	$349,259	$334,520
Net revenues	319,3333	307,050
Income from operations	60,440	52,540
Net income	34,233	26,109

Other Data:
Adjusted EBITDA:
Adjusted EBITDA	$81,797	$75,967
Adjusted EBITDA margin	25.6%	24.7%

Capital expenditures	$7,366	$11,927
Cash interest paid	$13,438	$11,805

Balance Sheet Data:
Total assets	$1,607,247	$1,674,338
Total debt	1,026,248	1,087,229

MOHEGAN TRIBAL GAMING AUTHORITY

SUPPLEMENTAL DATA –OPERATING STATISTICS

(unaudited)

	For the Quarters Ended
	December 31, 2004	December 31, 2003
Win Per Unit Per Day:
Slot (gross)	$363	$356
Table games	3,153	3,038

Hold Percentage:
Slot (gross)	8.1%	8.2%
Table games	16.4%	15.7%

Slot Market Share:
Slot handle market share	52.6%	51.7%
Slot win market share	51.9%	52.0%
Slot handle efficiency	114.9%	107.6%
Slot win efficiency	113.4%	108.2%

Hotel Statistics:
Hotel occupancy %	87.1%	86.3%
Average Daily Rate (ADR)	$120	$133
Revenue Per Available Room (REVPAR)	$105	$114

Reconciliation of Adjusted EBITDA to Net Income:

A reconciliation of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is shown below (in thousands):

	For the Quarters Ended
	December 31, 2004 (unaudited)	December 31, 2003 (unaudited)
Adjusted EBITDA	$81,797	$75,967
Depreciation and amortization	(21,256)	(23,427)
Accretion of discount to the relinquishment liability	(6,867)	(7,485)
Interest income	103	34
Interest expense	(19,170)	(19,001)
Other income (expense), net	(374)	21

Net income	$34,233	$26,109

Adjusted EBITDA Explanation:

Adjusted EBITDA represents earnings before interest, income taxes, depreciation and amortization, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement, and other non-operating income and expense. The Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net revenues. Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other gaming companies and therefore comparability may be limited. A further discussion of Adjusted EBITDA is included within the text of this press release.